UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2010

NUCOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-4119	13-1860817
(Commission File Number)	(IRS Employer Identification No.)

1915 Rexford Road, Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 366-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Michael D. Keller has been appointed General Manager and Corporate Controller of Nucor Corporation (the “Corporation”) effective March 7, 2010. As Corporate Controller, Mr. Keller will serve as the Principal Accounting Officer for the Corporation. Mr. Keller succeeds James D. Frias, who was promoted to Chief Financial Officer, Treasurer and Executive Vice President effective January 1, 2010. Mr. Keller began his career with the Corporation in 1998 as the controller of the Corporation’s Vulcraft – Texas division. He later served as controller of Nucon Steel Commercial Corporation and of Nucor Steel – Indiana. Mr. Keller was promoted to General Manager of Nucor Steel Auburn, Inc., a wholly-owned subsidiary of the Corporation, in June 2008.

Mr. Keller will execute an employment agreement (the “Employment Agreement”) with the Corporation. Pursuant to the Employment Agreement, effective as of March 7, 2010, Mr. Keller will be an at-will employee of the Corporation with a base salary of $173,000 (subject to adjustment by the Corporation), and Mr. Keller will be entitled to participate in all incentive compensation plans for which General Managers of the Corporation are eligible, which plans currently include the Corporation’s Annual Incentive Plan for Nucor Corporation General Managers and the Nucor Corporation 2005 Stock Option and Award Plan. Further, Mr. Keller will be entitled to participate in the Corporation’s benefit programs generally made available to General Managers of the Corporation, including the Nucor Corporation Severance Plan for Senior Officers and General Managers, and health, life and disability insurance.

Additionally, under the terms of the Employment Agreement, Mr. Keller will agree not to compete with the Corporation during the 24-month period following his termination of employment with the Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NUCOR CORPORATION

By:	/s/ James D. Frias
James D. Frias
Chief Financial Officer, Treasurer and Executive Vice President

Dated: March 1, 2010

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